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EXHIBIT 5.1


August Law Group, P.C.
                                                                   VIA FACSIMILE

                                                                    June 9, 2004


Mr. Ray W. Grimm, Jr.
Chief Executive Officer,
FemOne, Inc.
5600 Avenida Encina, Suite 130
Carlsbad, CA  92008

         Re:      Legality of Shares Being Registered

Dear Mr. Grimm:

         You have requested our opinion with respect to the securities to be included in the registration statement on Form S-8 (the "REGISTRATION STATEMENT") of FemOne, Inc. (the "COMPANY"), which will be filed with the Securities and Exchange Commission (the "SEC") on or about June 10, 2004. In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the consulting agreement between the Company and Ocean Avenue Advisors (the "CONSULTING AGREEMENT") and an assignment letter from Ocean Avenue Advisors to Ira W. Miller pursuant to which Mr. Miller is eligible to receive the shares in consideration for consulting services provided under the Consulting Agreement, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers or representatives of the Company as we have deemed relevant or necessary as a basis for the opinions set forth herein.

         We have also made such inquiries of such officers and representatives as we have deemed relevant or necessary as a basis for the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents submitted to us as certified or photostatic copies and the authenticity of such latter documents. We have further assumed that each party to the Consulting Agreement had full power and authority to enter into such agreement. In rendering our opinion, we have relied upon the representations of the Company and the respective parties to the Consulting Agreement that the services required to be performed under the Consulting Agreement have in fact been or will be performed in accordance with the respective terms thereof, and have assumed that the fair value of the services received by the Company in accordance with each of the Consulting Agreement is equal to or greater than the fair market value of the shares being received thereunder, and therefore constitutes legally sufficient consideration for the issuance of such shares.


     The Atrium Building, 19200 Von Karman, Suite 500, Irvine, CA 92612 USA
                    Phone: (949) 752-7772 Fax: (949) 752-7776

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                                                                   VIA FACSIMILE
                                                                   -------------

                                                           Mr. Ray W. Grimm, Jr.
                                                                    FemOne, Inc.
                                                                    June 9, 2004
                                                                          Page 2



         Based upon and relying solely on the foregoing, and subject to the qualifications stated herein, we are of the opinion that when issued against consideration therefor and after the Registration Statement shall become effective under the Securities Act of 1933, as amended (the "ACT"), the shares of Common Stock issuable in connection with the Consulting Agreement will be validly issued, fully paid and non-assessable securities of the Company, and may be issued without restrictive legends for sale to the public for such period of time as the Company maintains its current Registration Statement on Form S-8 and otherwise complies fully with its undertakings expressly set forth therein.

         The opinion expressed herein is limited to the laws of the State of California and the federal laws of the United States, and we express no opinion as to the effect of the laws of any other jurisdiction on matters addressed in this opinion. This opinion is expressly limited to the matters set forth herein, and we express no opinion as to any matter other than as specifically set forth herein. We consent to the use of this opinion as an exhibit to the Registration Statement on Form S-8 to be filed with the Commission on or about June 10, 2004. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder. This opinion is rendered solely for your benefit in connection with the issuance of the Common Stock pursuant to the Consulting Agreement. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent, except as noted above.

                                                Very truly yours,
                                                         /s/
                                                Kenneth S. August